AMENDED AND RESTATED LETTER AGREEMENT


July 28, 1995

Windmere Corporation
5980 Miami Lakes Drive
Miami Lakes, Florida 33014-2467

Re: Loan and Letter of Credit Facility of up to $20,000,000 by NationsBank of Florida, National Association to Windmere
     Corporation

Gentlemen:

     Windmere Corporation, a Florida corporation (the "Borrower"), and NationsBank of Florida, National Association, a national banking association (the "Bank"), previously have entered into a Letter Agreement dated December 28, 1993 whereby the Bank agreed to make a revolving loan upon certain terms and conditions more specifically set forth below, in the principal amount of $10,000,000 to the Borrower to be used to (i) provide working capital and (ii) provide a letter of credit facility of up to $2,000,000. The Borrower has requested that the Bank increase the amount of the revolving loan to the principal amount of $20,000,000 until December 31, 1995 and thereafter to continue the revolving loan in the principal amount of $10,000,000, and that the Bank increase the letter of credit facility to $5,000,000 to the Borrower. The Bank is willing, and does hereby agree, to make the increased revolving loan and letter of credit facility to Borrower subject to and upon the terms and conditions set forth in this amended and restated letter agreement (the "Agreement"). Certain capitalized terms used herein shall have the definition set forth in Exhibit A attached hereto.

     1. The Loan. So long as no default or Event of Default exists hereunder, the Bank agrees to loan to Borrower from time to time a principal sum not in excess at any time of the Committed Amount, such loan to be used for the purposes described in the preceding paragraph (the "Loan"), provided that immediately after giving effect to each Loan, the principal amount of outstanding Loans and the Outstanding Letters of Credit shall not exceed the Borrowing Base. The amount of Loans which shall be available hereunder shall be reduced by the face amount of outstanding Letters of Credit. The Loan, together with interest thereon, shall be repayable in the manner and at the rate of interest provided in the form of the Amended and Restated Note attached as Exhibit B hereto and by reference made a part hereof (the "Note"). The Loan shall be due and payable on the Termination Date. However, if Borrower shall have furnished to the Bank the financial statements described in Paragraph 9(a) hereof, the Borrower may request in writing not earlier than 90 days prior to the Termination Date that such date be extended for an additional period of 360 days. The Bank shall advise the Borrower at least 60 days prior to the Termination Date of whether it, in its sole discretion, is willing to extend the Termination Date. No Loan or Letter of Credit issued pursuant to this Agreement shall have an Interest Period (as defined in the Note) or expiry date, respectively, that extends beyond the Termination Date. The minimum amount of any Loan made pursuant to this Agreement shall be $500,000 and multiples of $100,000 in excess thereof.

     2. Letters of Credit. (a) The Bank agrees, subject to the terms and conditions of this Agreement, upon the request of the Borrower to issue from time to time for the account of the Borrower Letters of Credit; provided that (i) after giving effect to the issuance of the requested Letter of Credit the face amount of all Letters of Credit outstanding hereunder shall not exceed the lesser of $5,000,000, (ii) after giving effect to the issuance of the requested Letter of Credit the sum of the Outstanding Letters of Credit and Loans outstanding hereunder shall not exceed the Committed Amount or the Borrowing Base, and
(iii) any request for issuance of a Letter of Credit shall be accompanied by an application for letter of credit in form and content acceptable to the Bank.

     (b) The Borrower hereby unconditionally agrees to pay to the Bank on demand (i) all amounts required to pay all drafts drawn or purporting to be drawn under the Letters of Credit and
(ii) the face amount of each draft accepted by the Bank on the maturity date of such draft, or in the event of a Default or Event of Default, and any and all expenses of every kind incurred by the Bank in connection with the Letters of Credit and in any event and without demand to place in possession of the Bank (which shall include proceeds of Loans under Paragraph 1 hereof to the extent available) sufficient funds to pay all debts and liabilities arising under any Letter of Credit. The Borrower's obligations to pay the Bank under this Paragraph 2(b) and the Bank's right to receive the same, shall be absolute and unconditional and shall not be affected by any circumstance whatsoever. The Bank may charge any account the Borrower may have with it for any and all amounts the Bank pays under a Letter of Credit, plus commissions, charges and expenses as from time to time agreed to in writing by the Bank and the Borrower; provided that to the extent permitted by Paragraph 1, amounts shall be paid pursuant to Loans. The Borrower agrees that the Bank may, in its sole discretion, accept or pay, as complying with the terms of any Letter of Credit, any drafts or other documents otherwise in order which may be signed or issued by an administrator, executor, trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver, attorney in fact or other legal representative of a party who is authorized under such Letter of Credit to draw or issue any drafts or other documents. The Borrower agrees to pay the Bank interest on any amounts not paid when due hereunder at the Base Rate (as defined in the Note) plus two percent (2%), or such lower rate as may be required by law.

     (c) The issuance by the Bank of each Letter of Credit shall be subject to the conditions that such Letter of Credit be in such form, contain such terms and support such transactions or obligations as shall be reasonably satisfactory to the Bank consistent with the Bank's then current practices and procedures with respect to similar letters of credit. All Letters of Credit shall be issued pursuant to and subject to the Uniform Customs and Practice for Documentary Credits, 1983 revision, International Chamber of Commerce Publication No. 400 and all subsequent amendments and revisions thereto. The Borrower shall have executed and delivered such other instruments and agreements relating to such Letter of Credit as the Bank shall have reasonably requested consistent with such practices and procedures.

     (d) The Borrower hereby indemnifies and holds harmless the Bank from and against any and all claims and damages, losses, liabilities, costs or expenses which the Bank may incur (or which may be claimed against the Bank) by any person by reason of or in connection with the issuance or transfer of or payment or failure to pay under any Letter of Credit; provided that the Borrower shall not be required to indemnify the Bank for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, (i) caused by the willful misconduct or gross negligence of the party to be indemnified, and (ii) caused by the Bank's failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit, unless such payment is prohibited by any law, regulation, court order or decree.

     (e) The Borrower shall pay to the Bank such administrative fees in connection with Letters of Credit as the Borrower and Bank shall agree. In addition, in connection with the issuance of Letters of Credit (i) which provide credit support (a "Standby Letter of Credit"), other than in connection with a commercial transaction, the Borrower shall pay to the Bank an issuance fee equal to one and one-half percent (1-1/2%) per annum or (ii) which are issued to support a commercial transaction (a "Documentary Letter of Credit"), the Borrower shall pay to the Bank an issuance fee equal to one quarter of a percent (1/4%) for each 120 day term or part thereof of such Documentary Letter of Credit. The issuance fees shall be calculated on the basis of a year of 360 days for actual days elapsed and shall be payable quarterly in arrears on the last day of each December, March, June and September.

     3. Security. As security for repayment of the indebtedness arising hereunder, the Borrower and its Domestic Subsidiaries previously have executed and delivered to the Bank one or more Security Agreements - Account dated as of December 28, 1993 pursuant to which the Borrower and its Domestic Subsidiaries have granted the Bank a first priority lien on Domestic Receivables (as defined therein) of Borrower and its Domestic Subsidiaries, and to continue security for the repayment of the increased indebtedness hereunder, the Borrower and its Domestic Subsidiaries shall execute and deliver to the Bank a Consolidated Amendment to Security Agreements - Account dated as of even date herewith (such Security Agreements - Account, as so amended by the Consolidated Amendment, are collectively referred to as the "Security Agreement"). In addition, all Domestic Subsidiaries of the Borrower have by an Affiliate Guaranty and Suretyship Agreement dated as of December 28, 1993 each guaranteed the obligations of Borrower to the Bank in the manner set forth therein (the "Guaranty"), and all such Domestic Subsidiaries shall consent, acknowledge and agree to the increased indebtedness represented hereby by consenting to this Agreement where noted hereon. This Agreement, the Security Agreement, the Note and the Guaranty are herein collectively called the "Loan Documents".

     4. Yield Protection. If any law or guideline or interpretation or application thereof by any governmental agency charged with the interpretation or administration thereof or compliance with any request or directive of any governmental agency (whether or not having the force of law), now existing or hereafter adopted:

          (i) subjects the Bank to any new tax or changes the basis of taxation with respect to this Agreement, the Note, the Loans or payments by the Borrower of principal, interest, fees or other amounts due hereunder or under the Note (except for taxes on the overall net income of the Bank imposed by the country, state, county, city or equivalent jurisdiction in which the Bank's principal executive office is located),

         (ii) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against credits or commitments to extent credit extended by, or assets (funded or contingent) of, deposits with or for the account of or other acquisitions of funds by, the Bank (other than requirements expressly included herein or in the Note in the determination of the Eurodollar-Rate),

        (iii) imposes, modifies or deems applicable any capital adequacy or similar requirement (A) against assets (funded or contingent) of, or credits or commitments to extend credit extended by, the Bank or (B) otherwise applicable to the obligations of the Bank under this Agreement, or

         (iv) imposes upon the Bank any other condition or expense with respect to this Agreement, the Notes or the making, maintenance or funding of any part of the Loans or Letters of Credit,

and the result of any of the foregoing is to increase the cost to, reduce the income received by, or impose any expense (including loss of margin) upon the Bank with respect to this Agreement, the Note or the making, maintenance or funding of any part of the Loans or Letters of Credit (or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the rate of return on the Bank's capital, taking into consideration the Bank's policies with respect to capital adequacy) by an amount which the Bank deems to be material, the Bank shall from time to time notify the Borrower of the amount determined in good faith (using any reasonable averaging and attribution methods) by the Bank (which determination shall be conclusive) to be necessary to compensate the Bank for such increase, reduction or imposition. Such amount shall be due and payable by the Company to the Bank the Business Day after such notice is given. A certificate by the Bank as to the amount due under this Paragraph 4 from time to time and describing in reasonable detail the determination of such amount shall be conclusive absent manifest error. The Bank agrees that it will use good faith efforts to notify the Borrower of the occurrence of any event that would give rise to a payment under this Paragraph 4.

     (b) In addition to the compensation required by this Paragraph 4, the Borrower shall indemnify the Bank against any loss or expense (including loss of margin) which the Bank sustains or incurs as a consequence of any

          (i) payment or prepayment by the Borrower of any of such Eurodollar Loans on a day other than the last day thereof (whether or not such payment or prepayment is mandatory or automatic or is then due),

         (ii) attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any notice stated herein to be irrevocable, or

        (iii) default by the Borrower in the performance or observance of any covenant or condition contained in this Agreement or the Note, including without limitation any failure of the Borrower to pay when due (by acceleration or otherwise) any principal, interest, commitment fee or any other amount due hereunder or under this Agreement or the Note.

If the Bank sustains or incurs any such loss or expense it shall from time to time notify the Borrower of the amount determined in good faith by the Bank (which determination shall be conclusive absent manifest error) to be necessary to indemnify the Bank for such loss or expense. Such amount shall be due and payable by the Borrower to the Bank ten Business Days after such notice is given.

     5. Mandatory Reduction. The Committed Amount shall automatically and permanently be reduced by $10,000,000 on December 31, 1995. This reduction shall be accompanied by a prepayment of the Note (together with accrued interest thereon) to the extent that the principal amount thereof then outstanding exceeds the Committed Amount.

     6. Unused Fee. For the period beginning on the date hereof and ending on December 31, 1995 (or on the Termination Date, if earlier), the Borrower will pay to the Bank an unused fee equal to one quarter of a percent (1/4%) per annum multiplied by the amount by which the Committed Amount exceeds the greater of (i) $10,000,000 or (ii) the daily amount of (A) the aggregate undrawn amount of Standby Letters of Credit and (B) Loans outstanding. The unused fees shall be calculated on a basis of a year of 360 days for actual days elapsed and shall be payable quarterly in arrears on the last day of each of September and December 1995.

     7. Representations and Warranties. In order to induce the Bank to make the Loan and to issue Letters of Credit, the Borrower represents and warrants to the Bank (which representations and warranties shall survive the delivery of the documents mentioned herein and the making of the Loans contemplated hereby) that:

          (a) The Borrower is a duly organized corporation, validly existing and in good standing under the laws of the State of Florida, and has the power and authority to own its properties and assets and to carry on its business as now being conducted, and the Borrower has all necessary federal, state and other licenses and permits to carry on and conduct such businesses in each jurisdiction in which the transaction of its business makes such licenses and permits necessary;

          (b) The Borrower has full power and authority under all applicable provisions of law to make and perform this Agreement and to issue and deliver the Note and other Loan Documents to which it is a party and all action on its part required for the making and performing of this Agreement and the borrowing under and the issuance and delivery of the Note and other Loan Documents to which it is a party has been duly taken, and this Agreement, the Note and other Loan Documents to which it is a party upon the execution and delivery thereof, will be the legal, valid, binding and enforceable obligation and instrument of the Borrower in accordance with their terms. Neither the execution of this Agreement and other Loan Documents nor the issuance and delivery of the Note, nor the fulfillment of or compliance with their provisions and terms, will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a violation of or default under any law, regulation, writ or decree, the Articles of Incorporation or Bylaws of Borrower, or any agreement or instrument to which Borrower or any Subsidiary is now a party, or create any lien, charge or encumbrance (other than those expressly provided for herein) upon any of the property or assets of Borrower pursuant to the terms of any agreement or instrument to which Borrower is a party or by which it or either of them is bound;

          (c) No written approval of any federal, state or local governmental authority is necessary to carry out the terms of this Agreement, or any of the other Loan Documents. Borrower has obtained any and all consents required in order to execute and deliver this Agreement, the Security Agreement, and the Note and any other Loan Documents to which it is a party;

          (d) The Borrower has provided the Bank with annual audited financial statements dated as of December 31, 1993 and 1994 and interim financial statements for the three months ended March 31, 1995. To the best of the Borrower's knowledge, the financial statements are true and correct and fairly represent the Borrower's financial position as of December 31, 1994 and March 31, 1995. To the best of the Borrower's knowledge, there has been no material adverse change in the condition, financial or otherwise, of the Borrower since March 31, 1995;

          (e) Except as set forth on Schedule 7(e) attached hereto, there is no action, suit or proceeding at law or in equity or before any governmental instrumentality or other agency now pending or, to the knowledge of Borrower, threatened against or affecting Borrower or any Subsidiaries which, if adversely determined, would materially and adversely affect the financial condition or operations of Borrower or any Subsidiaries;

          (f) Borrower has good and marketable title to all of its properties and assets reflected in the financial statements and notes thereto described in subparagraph (d) of this paragraph, except for such assets as have been disposed of since the date of said financial statements as no longer used or useful in the conduct of its business or as have been disposed of in the ordinary course of business, and all such properties and assets are free and clear of mortgages, pledges, liens, charges and other encumbrances except as otherwise summarized in the aforesaid financial statements;

          (g) The Borrower and its Subsidiaries are in material compliance with all of the provisions of the Employee Retirement Income Securities Act of 1974 ("ERISA") and no plan maintained by the Borrower or any Subsidiary, nor any trust created thereunder, have incurred any "accumulated funding deficiency" as defined in
Section 302 of ERISA;

          (h) To the best of Borrower's knowledge, the Borrower and its Subsidiaries are not in violation of any applicable Federal, state or local laws, statutes, rules, regulations or ordinances relating to public health, safety or the environment. The Borrower does not know of any liability or class of liability of the Borrower or any Subsidiary under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 901, et seq.) or the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C.
Section 6901, et seq.); and

          (i) The Borrower and its Subsidiaries maintain in full force and effect insurance coverage of types and amounts which are customary for a business of its and their type and size.

     8. Conditions of Closing. At the time of the closing the following conditions precedent shall have been satisfied:

          (a) Borrower shall deliver to the Bank the fully executed Loan Documents, financing statements and such other letters, instruments and documents as the Bank shall require.

          (b) Borrower shall deliver all instruments and documents incident to the issuance and delivery of the Note in form and substance reasonably satisfactory to the Bank and special counsel for the Bank, and the Bank shall have received an opinion of counsel for the Borrower and each Subsidiary in form and content acceptable to it.

          (c) Borrower shall have paid to the Bank a closing fee of $7,500.

          (d) The continuing accuracy of all representations and warranties of the Borrower contained herein.

          (e) No event shall have occurred or be continuing that would constitute a Default or Event of Default as set forth below.

     9. Affirmative Covenants. The Borrower covenants and agrees that, until all of the indebtedness of the Borrower incurred hereunder is paid in full and all obligations to make Loans hereunder have terminated and all Letters of Credit have expired it will, unless specifically agreed otherwise and confirmed by the Bank in writing:

          (a) as soon as practical and in any event (i) within 90 days of the end of its fiscal year deliver or cause to be delivered to the Bank financial statements on a consolidated and consolidating basis in form and content acceptable to the Bank, setting forth comparative financial statements for the preceding fiscal year, all prepared in accordance with Generally Accepted Accounting Principles and in the case of the consolidated statements containing an unqualified opinion of independent certified public accountants acceptable to the Bank, together with a certificate of the chief financial officer of the Borrower demonstrating compliance with Sections 9(b) and 9(c) hereof (which certificate shall be in the form of Exhibit C attached hereto); (ii) within 45 days of the end of each fiscal quarter, other than the last, of each fiscal year deliver to the Bank financial statements on a consolidated and consolidating basis in form and content acceptable to the Bank for the period from the beginning of the fiscal year through the end of such reporting period, all prepared in accordance with Generally Accepted Accounting Principles subject to normal year end adjustments and certified by the chief financial officer of Borrower to be accurate and correct, together with a certificate of the chief financial officer of Borrower containing computations for such quarter comparable to that required pursuant to subparagraph
(a)(i) herein; (iii) within 15 days following the last day of each calendar month deliver to the Bank (A) a summary and aging of Eligible Receivables and (B) a Borrowing Base Certificate to the Bank in the form of Exhibit D attached hereto; (iv) within five days of receipt thereof a copy of any management letter furnished to Borrower by its public accountants; and (v) within five days of mailing or filing any report filed with the Securities and Exchange Commission or any stock exchange;

          (b) Maintain at all times Consolidated Tangible Net Worth equal to the sum of (i) $140,000,000 plus (ii) 50% of Consolidated Net Income for each quarterly period subsequent to March 31, 1995 plus (iii) the aggregate net proceeds of any equity offering (including net proceeds under any stock option or executive compensation plan) received by Borrower after the date hereof;

          (c)  Maintain at all times a Consolidated Interest
Coverage Ratio of not less than 2.00 to 1.00;

          (d) Maintain its property in good order and repair and from time to time, make all needful and proper repairs, renewals, replacements, additions and improvements thereto;

          (e) Furnish to the Bank with reasonable promptness such additional financial or other information relating to the financial condition or operations of the Borrower as the Bank may from time to time reasonably request and permit officers of the Bank, on reasonable notice, to inspect the properties, books and records of the Borrower;

          (f) Promptly pay, or cause to be paid, all taxes, assessments and other governmental charges which may lawfully be levied or assessed upon the income or profits of the Borrower or upon any property, real, personal or mixed, belonging to the Borrower, or upon any part thereof, and also any lawful claims for labor, material and supplies which, if unpaid, might become a lien or charge against any such property; provided, however, Borrower shall not be required to pay any such tax, assessment, charge, levy or claim so long as the validity thereof shall be actively contested in good faith by proper proceedings; but provided further that any such tax, assessment, charge, levy or claim shall be paid forthwith upon the commencement of proceedings to foreclose any lien securing the same;

          (g) Permit the Bank, at the Borrower's expense, at least quarterly to cause the Bank's employees or agents to enter the premises of the Borrower and audit the Borrower's Domestic
Receivables; and

          (h) Do or cause to be done all things necessary to preserve and to keep in full force and effect its existence, rights and franchises granted by law or otherwise.

     10. Negative Covenants. Borrower covenants and agrees that, until all of the indebtedness of the Borrower hereunder is paid in full and all obligations to make Loans hereunder has terminated and all Letters of Credit have expired, the Borrower will not, unless specifically agreed to by the Bank and confirmed in writing:

          (a) Sell, lease, transfer or dispose of all or any part of its assets except in the ordinary course of business;

          (b) Incur, create, assume or permit to exist aggregate Indebtedness in excess of $1,000,000, however evidenced, or guarantee, assume or endorse or otherwise become or remain liable in connection with any Contingent Obligation, other than (i) the Indebtedness evidenced by the Note and Indebtedness approved by the Bank and (ii) Indebtedness listed on Exhibit E attached hereto; and

          (c) Permit at any time total outstanding Indebtedness of the Borrower to the Bank to exceed 75% of Eligible
Receivables.

          (d) Purchase, redeem or otherwise retire shares of the Borrower's stock in an aggregate amount greater than $10,000,000.

     11. Default. Upon the occurrence of any of the following events ("Events of Default"):

          (a) Nonpayment of principal or interest when and as the same shall become due hereunder;

          (b) Failure to observe or perform any of the other terms, covenants or conditions of this Agreement and the failure to remedy any such default within 30 days after notice thereof shall have been given to the Borrower by the Bank;

          (c) Failure to observe or perform any of the terms, covenants or conditions contained in the other Loan Documents, or any other Agreement securing the indebtedness arising under this agreement and the Note, and the failure to remedy any such default within the period of grace, if any, provided therein;

          (d) The failure by any Domestic Subsidiary to observe or perform any of the terms, covenants or conditions contained in the Guaranty;

          (e) Merger or dissolution of the Borrower, except that a Subsidiary may be merged into another Subsidiary or into the Borrower;

          (f)  Commencement of voluntary or involuntary
Bankruptcy, reorganization, insolvency, arrangement, receivership or similar proceedings by or against the Borrower or any Domestic
Subsidiary and, as to any of such involuntary proceedings, the continuation thereof for sixty (60) days undismissed;

          (g) Final judgment or judgments for the payment of money aggregating in excess of $1,000,000 is or are outstanding against the Borrower or any Subsidiary or against any property or assets of any of them and any one such judgments has remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 30 days from the date of its entry;

          (h) Failure by the Borrower or any Subsidiary to comply in all material respects with the requirements of ERISA for a period of 30 days after becoming aware of such failure;

          (i) Default shall occur in the payment of any principal, interest or premium with respect to any Indebtedness of the Borrower or any Subsidiary in an aggregate principal amount greater than $50,000 or in the performance, observance or fulfillment of any term or covenant contained in any agreement or instrument under or pursuant to which any such Indebtedness may have been issued, created, assumed, guaranteed or secured by the Borrower or any Subsidiary, and such default shall continue for more than the period of grace, if any, therein specified, and such default shall permit the holder of such Indebtedness to accelerate the maturity thereof;

then, and at any time thereafter, the Bank, by written notice to the Borrower, may declare any indebtedness hereunder or otherwise of the Borrower to the Bank to be immediately due and payable and declare any commitments to make Loans or issue Letters of Credit to be terminated. At that time, all such indebtedness shall become immediately due and payable without any further action; provided, however, that upon the occurrence of an event described in (f) above, all indebtedness shall become immediately due without necessity of demand. In addition, Borrower shall immediately pay over to the Bank an amount of cash equal to the undrawn amount of all Letters of Credit. Neither the failure nor any delay on the part of the Bank to exercise any right, power, or privilege hereunder shall operate as a waiver thereof and no single or partial exercise by the Bank of any right, power or privilege hereunder shall preclude any other or further exercise thereof.

     12.  Miscellaneous.

          (a) The Borrower further agrees to reimburse the Bank for all costs and out-of-pocket expenses, including but not limited to fees of the Bank's counsel incurred in connection with the preparation, execution and delivery of this Agreement and the other Loan Documents, and the other related documentation, in an amount not to exceed $2,500, and also all reasonable expenses incurred by the Bank (including attorneys' fees) in the collection of any indebtedness incurred hereunder in the event of default by Borrower.

          (b) Borrower agrees to pay any and all documentary, intangible stamp or excise taxes now or hereafter payable in respect of this Agreement or any other related documentation, or any modifications thereof, and hold the Bank harmless with respect thereto.

          (c) This Agreement sets forth the entire understanding and agreement of the parties hereto in relation to the subject matter hereof and supersedes any prior negotiations and agreements among the parties relative to such subject matter. No promise, condition, representation or warranty, express or implied, not herein set forth shall bind any party thereto, and none of them has relied on any such promise, condition, representation or warranty. Each of the parties hereto acknowledges that, except as in this Agreement otherwise expressly stated, no representations, warranties or commitments, express or implied, have been made by any party to the other. None of the terms or conditions of this Agreement may be changed, modified, waived or canceled orally or otherwise, except by writing, signed by all the parties hereto, specifying such change, modification, waiver or cancellation of such terms or conditions, or of any preceding or succeeding breach thereof.

          (d) This Agreement and the other Loan Documents shall be governed in all respects by the laws of Florida, without regard to any otherwise applicable principles of conflict of laws.

          (e) Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable as to one or more of the parties, all other provisions nevertheless shall remain effective and binding on the parties hereto.

          (f) All notices and other communications provided for hereunder shall be in writing (including telecopy communication) and shall be sent by registered or certified mail, return receipt requested, or first class express mail or overnight courier, or by telecopy, in all cases with charges prepaid, and shall be effective when delivered against a receipt therefor or when telecopy transmission is confirmed, as the case may be. All notices shall be sent to the applicable party at the address stated on the signature page hereto or in accordance with the last unrevoked written direction from such party to the other party.

          (g) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one instrument.

          (h) At any time, the Borrower may terminate the credit facilities described in this Agreement, without penalty, by giving prior written notice to the Bank of termination and repaying all principal, interest and any other amounts outstanding under any of the Loan Documents. Promptly following such termination and repayment, the Bank agrees that it will take appropriate action to release the security interests granted to it under the Loan Documents.

                              Sincerely,

                              NATIONSBANK OF FLORIDA, NATIONAL
                              ASSOCIATION


WITNESS                       By:_________________________
                                 Bennie H. Duck, Jr.
_____________________            Title:  Vice President

_____________________

     Agreed to and accepted, as of this 28th day of July, 1995.

                              WINDMERE CORPORATION

WITNESS:
                              By:____________________________
____________________________  Name:  John Heinlein
                              Title: Treasurer
____________________________

                              Address:

                              5980 Miami Lakes Drive
                              Miami Lakes, Florida 33014-2467

     The undersigned hereby acknowledge, agree to and consent to the terms and provisions hereof, as of this 28th day of July, 1995.

                              WINDMERE HOLDINGS CORPORATION

WITNESS:
                              By:____________________________
____________________________  Name:  John Heinlein
                              Title: Secretary
____________________________


                              WINDMERE FAN PRODUCTS, INC.

WITNESS:
                              By:___________________________
____________________________  Name:  John Heinlein
                              Title: Treasurer
____________________________


                              JERDON PRODUCTS, INC.

WITNESS:
                              By:___________________________

____________________________  Name:  John Heinlein
                              Title: Secretary
____________________________


                              CONSUMER PRODUCTS AMERICAS, INC.

WITNESS:
                              By:___________________________

____________________________  Name:  John Heinlein
                              Title: Secretary
____________________________


                              FORTUNE PRODUCTS, INC.

WITNESS:
                              By:___________________________

____________________________  Name:  John Heinlein
                              Title: Treasurer
____________________________

                              EDI MASTERS, INC.

WITNESS:
                              By:___________________________
____________________________  Name:  John Heinlein
                              Title: Vice President
____________________________

                            EXHIBIT A


     The following terms as used in the Letter Agreement shall have the respective meanings set forth below:

     "Borrowing Base" means, as of the date of determination thereof, Eligible Receivables multiplied by 75%.

     "Capital Leases" means all leases which have been or should be capitalized in accordance with Generally Accepted Accounting Principles as in effect from time to time including Statement No. 13 of the Financial Accounting Standards Board and any successor thereto;

     "Committed Amount" means the principal sum of $20,000,000 from the date hereof to and including December 31, 1995 and $10,000,000 thereafter to the Termination Date.

     "Consolidated Interest Coverage Ratio" means, for the period of four consecutive fiscal quarters ending as at the date of determination, the ratio of (i) Consolidated Net Income plus
Consolidated Interest Expense and income taxes to (ii)
Consolidated Interest Expense;

     "Consolidated Interest Expense" means, with respect to any period of computation thereof, the gross interest expense of the Borrower and its Subsidiaries, including without limitation (i) the amortization of debt discounts, (ii) the amortization of all fees payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any liabilities incurred in connection with Capital Leases allocable to interest expense, all determined on a consolidated basis in accordance with Generally Accepted Accounting Principles applied on a consistent basis;

     "Consolidated Net Income" means the gross revenues of the Borrower and its Subsidiaries less all operating and non-operating expenses of the Borrower and its Subsidiaries including taxes on income, all determined in accordance with Generally Accepted Accounting Principles applied on a consistent basis; but excluding as income: (i) gains and losses on the sale, conversion or other disposition of capital assets, (ii) gains and losses on the acquisition, retirement, sale or other disposition of capital stock and other securities of the Borrower or any Subsidiary,
(iii) gains and losses on the collection of proceeds of life insurance policies, (iv) any write-up of any asset, and (v) any other gain or credit or loss of an extraordinary nature as determined in accordance with Generally Accepted Accounting Principles applied on a consistent basis;

     "Consolidated Tangible Net Worth" means the total of Borrower's shareholder equity as determined in accordance with Generally Accepted Accounting Principles minus the sum of the following, (i) the book value of all assets as could be treated as intangible assets under Generally Accepted Accounting Principles and (ii) any prepaid advertising credits;

     "Contingent Obligation" of any person means all contingent liabilities required (or which, upon the creation or incurring thereof, would be required) to be included in the consolidated financial statements (including footnotes) of such person in accordance with Generally Accepted Accounting Principles applied on a consistent basis, including Statement No. 5 of the Financial Accounting Standards Board, and any obligation of such person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other person (the "primary obligor") in any manner, whether directly or indirectly, including obligations of such person however incurred:

          (1) to purchase such Indebtedness or other obligation or any property or assets of the primary obligor constituting security therefor;

          (2) to advance or supply funds in any manner (i) for the purchase or payment of such Indebtedness or other obligation of the primary obligor, or (ii) to maintain a minimum working capital, net worth or other balance sheet condition or any income statement condition of the primary obligor;

          (3) to grant or convey any lien, security interest, pledge, charge or other encumbrance on any property or assets of such person to secure payment of such Indebtedness or other obligation of the primary obligor;

          (4) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner or holder of such Indebtedness or obligation of the ability of the primary obligor to make payment of such Indebtedness or other obligation; or

          (5)  otherwise to assure through any legal
     understanding the owner of such Indebtedness or such obligation of the primary obligor against loss in respect thereof.

Contingent Obligations shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represent the amount which can reasonably be expected to become an actual or matured liability of such person, provided that a determination of such amount by the Borrower's independent certified public accountants after consultation with the Agent made in good faith in accordance with its usual procedures shall be conclusive;

     "Domestic Subsidiary" means any Subsidiary which is incorporated under the laws of any state of the United States of America;

     "Eligible Receivables" means those accounts receivable of the Borrower and its Domestic Subsidiaries which are determined by the Bank in the reasonable exercise of its discretion to be an Eligible Receivable; provided, however, that any of the following shall not be Eligible Receivables:

          (i)  intercompany receivables;

         (ii) receivables owed by the United States government or any of its states, departments, agencies or instrumentalities of any thereof;

        (iii) receivables owed by any person not a United States citizen or corporation, partnership or other entity organized under the laws of the United States whose principal office is located within the United States;

         (iv) receivables of any customer more than 50% of which receivables due Borrower or any Domestic Subsidiary are more than 90 days past due;

          (v) receivables that are due or unpaid for more than ninety (90) days from the original due date thereof; and

         (vi) any receivable which is subject to any offset, deduction, defense, dispute or counterclaim.

     "Generally Accepted Accounting Principles" means those principles of accounting set forth in pronouncements of the Financial Accounting Standards Board, the American Institute of Certified Public Accountants or which have other substantial authoritative support and are applicable in the circumstances as of the date of a report, as such principles are from time to time supplemented and amended;

     "Indebtedness" means with respect to any person without duplication, all Indebtedness for Money Borrowed of such person, all indebtedness of such person for the acquisition of property other than purchases of property, products, merchandise and services in the ordinary course of business (so long as such amounts are payable in less than twelve (12) months), indebtedness secured by any Lien on the property of such person whether or not such indebtedness is assumed (except unperfected Liens incurred in the ordinary course of business and not in connection with the borrowing of money), all liability of such person by way of endorsements (other than for collection or deposit in the ordinary course of business); all Contingent Obligations; all Capital Leases; provided that in no event shall the term Indebtedness include capital stock, surplus and retained earnings, minority interests in the common stock of Subsidiaries, lease obligations (other than pursuant to Capital Leases), reserves for deferred income taxes and investment credits, other deferred credits and reserves, FASB 106 Charges, and deferred compensation obligations;

     "Letter of Credit" means either a letter of credit issued by the Bank for the account of the Borrower in favor of a person advancing credit, providing insurance or goods to or securing obligation of the Borrower;

     "Outstanding Letters of Credit" means all undrawn amounts of Letters of Credit plus Reimbursement Obligations;

     "Reimbursement Obligation" means at any time, the obligation of the Borrower with respect to any Letter of Credit to reimburse the Bank for amounts theretofore paid by the Bank pursuant to a drawing under such Letter of Credit;

     "Subsidiary" means, except for the Borrower's joint venture in Paragon Industries, any corporation in which more than 50% of its outstanding voting stock is owned directly or indirectly by the Borrower and/or by one or more of the Borrower's Subsidiaries, or in the case of a person other than a corporation, the Borrower, directly or indirectly, is entitled to more than 50% of the profits of such person; and

     "Termination Date" means the earlier of (i) July 28, 1996,
(ii) the occurrence of a Default, or (iii) such later date as the Bank in its sole discretion shall agree pursuant to Paragraph 1 of the Agreement.

                            EXHIBIT B

                    AMENDED AND RESTATED NOTE

Location: Charlotte, North Carolina           Date: July 28, 1995

Borrower:  Windmere Corporation, a Florida corporation


Maximum Amount:     $20,000,000 from the date hereof through and
                    including December 31, 1995 and $10,000,000 thereafter to the Termination Date

Interest Rate Options:  Base Rate or Eurodollar Rate + 1.50%

     This Note evidences Loans made by Lender to Borrower pursuant to a line of credit in the Maximum Amount pursuant to that certain Amended and Restated Letter Agreement dated the date hereof between the Borrower and the Lender (the "Letter Agreement"). From the date hereof to the Termination Date (as defined in the Letter Agreement), the Borrower may borrow, repay and reborrow up to the Maximum Amount subject to the terms and conditions of this Note, provided that no Event of Default is then existing and provided, further, that at no time shall the aggregate principal amount of outstanding Loans and Outstanding Letters of Credit (as defined in the Letter Agreement) exceed the Maximum Amount or the Borrowing Base (as defined in the Letter Agreement).

     Borrower, for the value received, promises to pay to the order of NationsBank of Florida, National Association ("Lender"), at its offices in Miami, Florida, or at any other place designated to Borrower in writing by Lender, in lawful money of the United States of America and in immediately available funds prior to 11:00 a.m. Miami, Florida time on the date due, the principal amount of each Loan, on the earlier of (i) declaration by Lender pursuant to Section 1.6 hereof, (ii) the last day of the Interest Period of such Loan, or (iii) the Termination Date, together with interest on the unpaid principal balance of such Loan at the applicable rates herein set forth.

     This Note is issued upon the following terms and conditions:

                           ARTICLE I

                           THE LOANS

     1.1  Definitions.   Defined terms used herein shall have the
meanings given to them above and in Article III hereof.

     1.2 Making the Loans. Each Loan shall be in a minimum amount of $500,000 and in multiples of $100,000 in excess thereof. Each Loan shall be made by notice to Lender (stating the Type Loan, the amount of the Loan, the date of the Loan and the Interest Period for the Loan) not later than 10:30 a.m., Miami, Florida time, given by Borrower to Lender (i) as to any Eurodollar Rate Loan, at least three (3) Business Days prior to the date of such Type Loan, and (ii) as to any Base Rate Loan, on the day of such Type Loan. Lender shall on the date of each Loan not later than 1:00 p.m., Miami, Florida time, in immediately available funds, deposit the proceeds of such Loan in a deposit account designated by the Borrower.

     1.3 Repayment. Borrower shall repay the principal amount of each Loan on the earlier of (i) declaration by Lender pursuant to Section 1.6 hereof, (ii) the last day of the Interest Period for such Loan, or (iii) the Termination Date.

     1.4 Prepayments. Except as may be required by Paragraph 5 of the Letter Agreement, no prepayment of any Loan shall be permitted without the prior written consent of Lender. Notwithstanding such prohibition, if there is a prepayment of any Loan, whether pursuant to Paragraph 5 of the Letter Agreement, by consent of Lender or because of acceleration or otherwise, Borrower shall, within fifteen (15) days of any request by Lender, pay to Lender any loss or expense which Lender may incur or sustain as a result of any such prepayment.

     A statement as to the amount of such loss or expense, prepared in good faith and in reasonable detail by Lender and submitted by Lender to Borrower shall be conclusive and binding for all purposes absent manifest error in computation. Calculation of all amounts payable to Lender under this Section
1.4 shall be made as though Lender shall have actually funded or committed to fund the relevant Loan through the purchase of an underlying deposit in an amount equal to the amount of such Loan and having a maturity comparable to the related Interest Period; provided, however, that Lender may fund any Loan in any manner it sees fit and the foregoing assumption shall be utilized only for the purpose of calculation of amounts payable under this Section 1.4.

     1.5  Interest.

          (a) Eurodollar Rate Loans. The unpaid principal balance of each Loan outstanding from time to time as a Eurodollar Rate Loan shall bear interest during each Interest Period at the Eurodollar Rate for such Eurodollar Rate Loan plus the percentage, if any, set forth in the "Interest Rate Options" section of this Note. Interest on each Eurodollar Rate Loan for each Interest Period shall be payable on the last day thereof.

          (b)  Base Rate Loans.    The unpaid principal balance
of each Loan outstanding from time to time as a Base Rate Loan shall bear interest during each Interest Period at the Base Rate for such Base Rate Loan. Interest on each Base Rate Loan for each Interest Period shall be payable on the last day thereof.

          (c)  Computations.  Subject to the provisions of
Section 2.4 of this Note, interest on each Loan and any commitment fee shall be calculated on the basis of actual days elapsed, but computed as if each year consisted of 360 days. The books and records of Lender shall be prima facie evidence of all sums due Lender.

          (d)  Past Due Principal and Interest.   All past due
principal of and, to the extent permitted by Applicable Law, all past due interest on any Loan and any other past due amount owing on this Note, shall bear interest from the date due until paid at the Default Rate.

     1.6 Events of Default. It shall be an event of default ("Event of Default") under this Note and each of any other documents executed in connection herewith if any one of the following shall occur: (i) Borrower shall fail to make any payment of principal, interest or other amounts under this Note when due; or (ii) any default under the Letter Agreement or Event of Default (as such term is defined in the Letter Agreement).

     If one or more of the foregoing Events of Default shall occur, all or any part of the outstanding principal of this Note plus accrued unpaid interest on this Note and any other accrued unpaid amount owing under this Note shall at the option of Lender become due and payable immediately without notice to Borrower, which is hereby waived by Borrower, and Lender shall have no further obligation (if any) to make Loans under this Note, and Lender may exercise any and all available rights and remedies under any document or instrument executed in connection with this Note or under Applicable Law.

                           ARTICLE II

                          MISCELLANEOUS

     2.1 Waivers and Consents. Borrower and all endorsers, sureties and guarantors of this Note hereby severally waive demand and notice of demand, presentment for payment, protest, notice of protest, notice of acceleration of the maturity of this Note, notice of intention to accelerate the maturity of this Note, diligence in collecting, the bringing of any suit against any Person, and any notice of or defense on account of any extensions, renewals, partial payments or changes in this Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security for this Note, or any delay, indulgence or other act of any holder hereof, whether before or after maturity.

     2.2 Fees. Borrower agrees to pay to Lender, on the date hereof, a facility fee in the amount of Seven Thousand Five
Hundred Dollars ($7,500), as provided in the Letter Agreement.

     2.3 Expenses. If this Note is placed in the hands of an attorney for collection after the occurrence of an Event of Default, or if all or any part of the indebtedness evidenced hereby is proved, established or collected in any court or in any bankruptcy, receivership, debtor relief, probate or other court proceedings, Borrower and all endorsers, sureties and guarantors of this Note jointly and severally agree to pay reasonable attorneys' fees and collection costs to the holder hereof in addition to the principal and interest and other amounts payable hereunder. In addition, Borrower agrees to pay Lender all reasonable costs and expenses, including reasonable attorneys' fees, incurred by Lender in connection with the preparation of this Note and any documents or instruments executed in connection herewith, making the Loans hereunder, all amendments, consents and waivers related to the Loans and requests therefor by Borrower.

     2.4 Controlling Agreement. Interest paid or agreed to be paid in this Note or in any other documents executed in connection herewith shall not exceed the Highest Lawful Rate, and, in any contingency whatsoever, if Lender shall receive anything of value deemed interest under Applicable Law which would exceed the Highest Lawful Rate, the excessive interest shall be applied to the reduction of unpaid principal or refunded to Borrower, if in exceeds unpaid principal. It is further agreed that, without limitation of the foregoing, all calculations of the rate of interest contracted for, charged, or received by Lender or any holder of this Note that are made for the purpose of determining whether such rate exceeds the Highest Lawful Rate shall be made, to the extent permitted by usury laws applicable to Lender (now or hereafter enacted), by amortizing, prorating and spreading during the period of the full stated term of the Loans evidenced by this Note all interest at any time contracted for, charged, or received by Lender in connection therewith.

     2.5 Binding Effect. This Note shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns, except that Borrower shall not have the right to assign its rights or obligations hereunder or any interest herein without the prior written consent of Lender. Lender may assign to one or more banks, all or any part of, or may grant participation to one or more banks in or to all or part of, any Loan or Loans and this Note, and to the extent of any such assignment or participation (except where otherwise stated) the assignee or participant of such assignment or participation shall have the rights and benefits with respect to each Loan or Loans and this Note as it would have if it were the Lender hereunder.

     2.6 Titles. The titles to paragraphs in this Note are inserted for convenience only and do not constitute a part of the test hereof.

     2.7 Notices. Notices hereunder must be given in writing to be effective and shall be effective upon receipt by Borrower or Lender at the address set forth below its signature below or at such other address as Borrower or Lender may notify the other.



                           ARTICLE III

                           DEFINITIONS

     As used in and for all purposes of this Note, the terms defined in this Article III shall have the following meanings, and the singular shall include the plural, and vice versa, unless otherwise specifically required by the context:

     "Applicable Law" shall mean the Laws of the United States of America applicable to contracts made or performed or to be performed in the State of Florida, including, without limitation, U.S.C. 85 and 86(a), as heretofore or hereafter amended, and any other statute of the United States of America now or at any time hereafter prescribing maximum rates of interest on loans, advances and extensions of credit, and the Laws of the State of North Carolina.

     "Base Rate" shall mean the greater of (i) the Federal Funds
Effective Rate plus .50% or (ii) the Prime Rate.

     "Base Rate Loan" shall mean each Loan which bears interest at the Base Rate.

     "Business Day" shall mean a day of the year on which banks are not required or authorized to close in Miami, Florida, and, if the applicable Business Day relates to any Eurodollar Rate Loans, a day of the year on which dealings are carried on in the London interbank market.

     "Default Rate" shall mean (i) from the date that any payment is due until ten (10) days thereafter, an interest rate per annum equal to the lesser of (y) two (2) percent above the interest rate otherwise applicable to such payment or, if there is no otherwise applicable interest rate, two (2) percent above the Prime Rate or (z) the Highest Lawful Rate and thereafter (ii) the Highest Lawful Rate.

     "Dollars" and the sign "$" shall mean lawful money of the United States of America.

     "Eurodollar Rate" shall mean an interest rate per annum equal to a rate determined pursuant to the following formula:

             London Interbank Rate
_____________________________________________
     100% - Eurodollar Reserve Percentage

     "Eurodollar Rate Loan" shall mean each Loan which bears interest based on the Eurodollar Rate.

     "Eurodollar Reserve Percentage" shall mean the maximum reserve requirement (including, without limitation, any basic, supplemental, marginal and emergency reserves) (expressed as a percentage) applicable to member banks of the Federal Reserve System in respect of "Eurocurrency Liabilities" under Regulation D of the Board of Governors of the Federal Reserve System, or such additional, substituted or amended reserve requirements as may be hereafter applicable to member banks of the Federal Reserve System.

     "Federal Funds Effective Rate" for any day, as used herein, means the rate per annum (rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight Federal funds transactions arranged by Federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

     "hereof," "hereto," "hereunder" and similar terms shall refer to this Note and not to any particular section or provision of this Note.

     "Highest Lawful Rate" shall mean at the particular time in question the maximum rate of interest per annum which, under Applicable Law, Lender is then permitted to charge Borrower on the Obligation. If the Highest Lawful Rate shall change after the date hereof, the Highest Lawful Rate shall be automatically increased or decreased, as the case may be, from time to time as of the effective time of each change in the Highest Lawful Rate without notice to Borrower; provided, however, the Highest Lawful Rate shall decrease with respect to the Note only if required by Applicable Law.

     "Interest Period" means, for each Loan, the period commencing on the date of such Loan and ending on the last day of such period as selected by Borrower pursuant to the provisions hereof. The duration of each such Interest Period for (i) each Eurodollar Rate Loan shall be 1, 2, 3 or 6 months, (ii) each Base Rate Loan shall be up to 30 days as agreed to by Borrower and Lender and confirmed in writing by Borrower, subject to the other provisions hereof, as Borrower may select; provided however, that:

     (i) Whenever the last day of any Interest Period would fall on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided, in the case of any Interest Period for a Eurodollar Rate Loan, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occurred on the next preceding Business Day; and

     (ii) No Interest Period with respect to any Loan may extend beyond the Termination Date.

     "Laws" shall mean all constitutions, treaties, statutes, laws, ordinances, regulations, orders, writs, injunctions, or decrees of the United States, any state or commonwealth, any municipality, any foreign country, any territory or possession or any Tribunal.

     "Loan" shall mean any Base Rate Loan or Eurodollar Rate
Loan, as the context requires.

     "London Interbank Rate" shall mean, for the applicable Interest Period, the rate of interest per annum (rounded upward, if necessary, to the next higher 1/16 of 1%) determined by Lender, in accordance with its customary general practice from time to time, to be the rate at which deposits in immediately available funds in Dollars are or would be offered or quoted by Lender to major banks in the London interbank market, as of approximately 11:00 a.m. London time, or as soon thereafter as practicable, on the second Business Day immediately preceding the first day of such Interest Period, for a term comparable to such Interest Period in an amount approximately equal to the principal amount of the Loan to which the Interest Period applies. If no such offers or quotes are generally available for such amount, then Lender shall be entitled to determine the London Interbank Rate by estimating in its reasonable judgment the per annum rate (as described above) that would be applicable if such quotes or offers were generally available.

     "Obligation" shall mean (without duplication) the aggregate principal amount of and any interest, fees, and other charges payable by Borrower in respect of the Loans.

     "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department, agency or political subdivision thereof.

     "Prime Rate" shall mean the prime interest rate charged by Lender as announce or published by Lender from time to time. It is understood that the Prime Rate is set by Lender as a general reference rate of interest and is not necessarily the lowest or best rate actually charged to any customer or a favored rate.

     "Tribunal" shall mean any state, commonwealth, federal, foreign, territorial, or other court or governmental department, commission, board, bureau, district, agency or instrumentality.

     "Type Loan" shall mean with respect to the Loan, a Base Rate
Loan, or a Eurodollar Rate Loan.

     NOTICE OF FINAL AGREEMENT.  THIS WRITTEN PROMISSORY NOTE AND
ANY OTHER DOCUMENTS EXECUTES IN CONNECTION HEREWITH REPRESENT THE
FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED
BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL
AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL
AGREEMENTS BETWEEN THE PARTIES.


                              BORROWER:

                              Windmere Corporation


                         By:_______________________________
                              Name:_____________________________

Witness:

____________________________

____________________________

                            EXHIBIT C

                 Form of Compliance Certificate


                      As of ________, 19__

NationsBank of Florida, National Association
150 S.E. Third Avenue
Miami, Florida  33131
Telefacsimile:
Attention:  Corporate Banking Department

     Reference is hereby made to the Amended and Restated Letter Agreement dated as of July 28, 1995 (the "Letter Agreement") between Windmere Corporation (the "Borrower") and NationsBank of Florida, National Association (the "Bank"). Capitalized terms used but not defined herein shall have the respective meanings therefor set forth in the Letter Agreement. The undersigned, the duly authorized and acting Chief Financial Officer of the Borrower, hereby certifies to you as of the date set forth above as follows:

1.   Calculations:

     A.   Compliance with Section 9(b) of the Letter
          Agreement: Consolidated Tangible Net Worth

          Consolidated Tangible Net Worth    $_______________

     Required: $140,000,000 plus 50% of cumulative Consolidated Net Income since March 31, 1995 through the last day of the Fiscal Quarter for which financial statements have been delivered to the Lenders plus the aggregate net proceeds of any equity offering (including net proceeds under any stock option or executive compensation plan)


         Base                               $________________
         Cumulative Consolidated
            Net Income                       $________________
         50% of Cumulative
            Consolidated Net Income          $________________
         Aggregate Net Proceeds from
            Equity Offering                  $________________
            Required:                        $________________

     B.   Compliance with Section 9(c) of the
          Letter Agreement: Consolidated Interest
          Coverage Ratio

          1.   Consolidated Net Income       $________________
          2.   Consolidated Interest Expense $________________
          3.   Income Tax Expense            $________________
          4.   Sum of Items 1, 2 and 3       $________________
          5.   Ratio of Item 4 to Item 2     _____ to 1.00

Required: At any time during any period of four consecutive fiscal quarters the Consolidated Interest Coverage Ratio shall not be less than 2.00 to 1.00.

2.   No Default

     A. To the best knowledge of the undersigned, during the fiscal quarter ended as of the date set forth above,
          (a) no Default or Event of Default specified in the Letter Agreement has occurred or (b) the following Default or Event of Default has occurred:
          ___________________________________________________
          ___________________________________________________
          ___________________________________________________

     B. The Borrower proposes to take the following action with respect to any such Default or Event of Default described above:__________________________
          __________________________________________________
          __________________________________________________
          __________________________________________________
               (Note, if no Default or Event of Default has occurred, insert "Not Applicable").

     The undersigned Chief Financial Officer hereby certifies that the information set forth above is true, correct and complete as of the date hereof.

     IN WITNESS WHEREOF, I have executed this Certificate this
___ day of _________, 19____.


                         WINDMERE CORPORATION


                         By:______________________________
                            Chief Financial Officer
                            EXHIBIT D


               Form of Borrowing Base Certificate


     The undersigned officer of Windmere Corporation hereby certifies as follows:

     Eligible Receivables as of this date:

     Total $__________________ x 75% =       $_______________

     EXECUTED THIS ____ DAY OF __________________, 199__.



                         WINDMERE CORPORATION


                         By:______________________________
                         Title:___________________________
                          EXHIBIT E


Indebtedness

(a) Dade County Industrial Development Authority Variable Rate Demand Industrial Development Revenue Bonds (Windmere Corporation Project) Series 1985 ($7,500,000), and related documents thereto, including, but not limited to, (i) Guaranty Agreement, dated as of May 1, 1985, between Windmere Corporation and Bankers Trust Company, and (ii) Letter of Credit Agreement, dated as of July 31, 1992, between Windmere Corporation and NationsBank of Florida, N.A.

(b) Banking Facility or Facilities in an aggregate principal amount not to exceed $8,000,000 granted by the Bank of East Asia, Limited or other financial institution to Durable Electrical Metal Factory, Ltd. and/or other Subsidiaries.

(c) Guarantee by Windmere Corporation of the Indebtedness described in (b) above.

(d)  Equipment leases existing at July 28, 1995.

(e)  $5,000,000 Standby Letter of Credit from Bank of Tokyo
     Limited-Hong Kong (through Miami office) to provide working capital.